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                       Manufacturing Plant Purchase Agreement

THIS Manufacturing Plant Purchase Agreement (The Agreement), is made and entered into as of the 6th day of July 1998, by and between Pentagenic Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Nevada (Buyer), and Fuzhou 851 Marketing Company, Inc., a corporation organized and existing under the laws of People's Republic of China (Seller).

PREAMBLE

Buyer desires to purchase from Seller, and Seller desires to sell and transfer to Buyer a Manufacturing Plant located at Ruoxing Road, Mawei, Fujian China (the Plant), and certain assets of Seller used in connection with the operation of the Plant, upon the terms and subject to the conditions set forth herein.

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

                                     ARTICLE 1
                                 Sale and Purchase

Section 1.1 Sale and Transfer of Assets. Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer at closing, as hereinafter defined, and Buyer hereby agrees to purchase as herein provided, all the assets, property, rights, and interests in connection with the operation of the Plant, tangible of intangible and regardless of whether of hot carried or reflected in the books and records of Seller, used in the operation if the Plant. The assets and property to be purchases and sold hereunder (collectively, the Purchased Assets) include the following:

(a)All machinery, equipment (including office equipment), tools, furniture, leasehold improvements and all other personal property in the Plant, and used in connection with the Plant, including, but not limited to, those items listed or referenced in Exhibit A attached hereto and incorporated herein (collectively, the Fixed Assets), together with any expressed or implied warranties by the manufactures or sellers of any item or component part thereof and all maintenance records, brochures, catalogues and other documents relating thereto or to the installation or functioning thereof which are now in or may hereafter come onto the possession of Seller;

(b)All the existing inventory in the factory and US$133,287 worth of inventory located in 13139 Ramona Blvd. Suite G, Irwindale, CA 91706, USA, and;

(c)All computer software used in the operation of the Plant.


Section 1.3    Purchase Price.   The purchase price payable to the Seller by the
Buyer in consideration for the Purchased Assets shall be 1.1 million shares of the Buyer's common stocks.


Purchase Agreement                Page 1 of 9

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Section 1.4    Assumption of Certain Liabilities.    As further consideration
for the Purchased Assets, at the Closing, Buyer shall assume and agree to pay, perform and discharge, when due, the executory liabilities and commitments included in or pertaining to the Purchases Assets, but only to the extent that the same were incurred by Seller in the ordinary course of business (the Assumed liabilities), and Excluding:

(a) Consequential damages arising out or any breach by Seller, at any time, of any such contract, agreement, lease, license or commitment; and

(b) Noncontractual liabilities, claims or obligations arising out of or related to Sellers operation of the Plant prior to the Closing Date;

(c) Any liability of Seller for Federal, State of local income and franchise taxes applicable to operations prior to the Closing Date, and for sales tax , and any penalties, interest, fines or assessments in connection therewith;

(d) Any liability for commitments relating to the employment, relocation or termination of any employees of Seller;

(e) Any matter required to be disclosed in response to Sellers representations and warranties set forth in Article 2, but not so disclosed;

(f) Liabilities or obligations in respect of previous sales of the assets of Seller outside of the ordinary course of business;

(g) Obligations or expenses of Seller in connection with the transactions contemplated hereby, including, without limitations, legal and accounting fees and expenses and brokerage finders fees due; and

(h) Liabilities imposed upon Seller as a result of litigation pending against Seller as of Closing Date.

                                     ARTICLE 2
                 Representations and Warranties of Seller and Buyer

Section 2.1    Representations and Warranties of Seller.    Seller hereby
represents and warrants to Buyer as follows:

(a)    Due Incorporation and Organization.    Seller is a corporation duly
organized, validly existing and in good standing under the laws of People's Republic of China, with all requisite corporate power and authority to own, operate, lease and utilize the assets, properties of the Plant.

(b)    Authority.    Seller has the legal power and authority to enter into and perform this


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Agreement and the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Seller and the transactions contemplated by this Agreement have been duly and validly approved and authorized by all necessary corporate and shareholder action of Seller.

(c)    Title to Plant.    Seller has good and marketable title to all of the
Fixed Assets and other property conveyed and all such property is held by Seller free of all liens, encumbrances, security interests and charges.

(d)    Compliance with Applicable Laws.    The Seller has complied with all
laws, regulations and orders applicable to the Plant. The Plant is not in default with respect to any order, writ, injunction or decree of any court or any court or Federal, State, Municipal or other Governmental authority or agency. The Plant as now operated does not violate any zoning ordinance, restrictive covenant, administrative regulation, environmental law or regulation, or any other provision of law.

(e)    Actions Pending.    There are no actions, suits or proceedings pending
or, to the knowledge of Seller, threatened against or affecting the Plant at law or in equity, or before any governmental or public office, agency or authority which involves the possibility of any liability or which may result in any adverse change in the operation or ownership of the Plant or the Purchased Assets.

(f)    Condition of Fixed Assets.    All Fixed Assets conveyed hereunder are
in good and operable condition, normal wear and tear excepted.

(g)    Absence of Conflicts and Consent Requirements.    Sellers execution
and delivery of this Agreement and performance of its obligations hereunder, including the sale of the Plant and the Purchased Assets hereunder, do not
(i) conflict with or violate Sellers Articles of Incorporation or Bylaws,
(ii) violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the tight to terminate or declare a default under, the terms of any written agreement to which Seller is a party or by which its properties or assets may be bound; or (iii) violate any judgment, order, decree, or to the knowledge of Seller, any law, statute, regulation or other judicial or governmental restriction to which Seller is subject.

(h)    Licenses, Permits and Compliance with Law.    Seller holds all
licenses, certificates, permits, franchises and rights from all appropriate Federal, State or other public authorities necessary for the use of the Purchased Assets in the operation of the Plant, and all such material licenses, certificates, permits, franchises and rights are set forth in Exhibit D attached hereto and incorporated herein. Seller is presently conducting the Plant so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, to its knowledge, Seller is not presently charged with and Seller is not under governmental investigation with respect to any actual or alleged violation of any statute, ordinance, rule or regulation affection the Purchases Assets or the Plant.


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Section 2.2    Representations and Warranties of Buyer.    Buyer hereby
represents and warrants to Seller as follows:

(a)       Due Organization.    Buyer is a corporation duly organized, existing
and in good standing under the laws of the Stare of Nevada.

(b) Authority. Buyer has the legal power and authority to enter into and perform this Agreement and the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Buyer and the transactions contemplated by this Agreement have been duly and validly approved and authorized by all necessary corporate action of Buyer. Neither the execution and delivery by the Buyer of this Agreement, nor the consummation of the transactions contemplated hereby, not compliance by Buyer with any of the provisions hereof will:

                                     ARTICLE 3
                                      Closing

Section 3.1    Closing Date.    The closing for the consummation of the
transactions contemplated by this Agreement (the Closing) shall be on July 6, 1998 (Closing Date).

Section 3.2    Obligations of Seller.    At the closing, Seller shall deliver
to Buyer, as appropriate:

Such warranty deeds, leases, bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, and such further assurances and evidences of conveyances as may be reasonably requested by Buyer in form satisfactory to Buyer and its counsel, as shall be effective to vest, in accordance with the terms of this Agreement, all rights, title and interest in and to the Purchased Assets and other rights contemplated by this Agreement;

Section 3.3    Obligations of Buyer.    At the closing, buyer shall execute
and/or deliver to Seller payment of the purchase price.

                                     ARTICLE 4
                                Covenants of Seller

Seller agrees and covenants with Buyer as follows:

Section 4.1    Conduct of the Plant.    Except as otherwise agreed to in
writing by Buyer, Seller shall conduct the Plant only in the ordinary course and shall take no action which should interfere with or prevent performance of this Agreement. Seller agrees that, unless Buyer agrees in writing, until the Closing Date:

(a)    Preservation of the Plant.    Without purporting to make any commitment
on behalf of Buyer, Seller shall exercise all reasonable efforts to: (i) preserve intact the present business organization and personnel of Seller; (ii) preserve the present relationship of


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Seller with all persons having business dealings with Seller; (iii) preserve and maintain in force all licenses, permits, registrations, franchises, and other similar rights applicable to the Plant; and

(b)    Maintenance of the Purchased Assets.    The Purchased Assets shall be
maintained in good repair, order and condition, reasonable wear and tear excepted.

(c)    Employment Agreement.    Seller shall not enter into any employment or
consulting agreements or terminate any employee of the Plant without prior notice to the Buyer.

(d)    Insurance.    The Seller shall maintain in full force insurance
covering loss or damage to the property conveyed hereunder and general liability coverage for operation of the Plant, and shall take all actions necessary to preserve all rights under such insurance.

(e)    Books and Records.    Seller shall maintain complete and accurate
books, accounts and records for the Plant in the usual, regular and ordinary manner, and on a basis consistent with prior years.

(f)    Compensation.    Seller shall not: (i) increase the compensation
payable to any personnel of Seller except in the ordinary course of business and in accordance with usual and customary compensation practices; or (ii) introduce any pension of profit-sharing plan, or any other employee benefit arrangement affecting the Plant.

(g) Actions Affecting Accuracy of Representations and Warranties. Seller shall not take any action which would render any representation or warranty made herein by Seller untrue in any material respect as of the Closing Date.

Section 4.2    Notice of Breach or Failure of Condition.    Seller will give
notice promptly to Buyer of the occurrence of any event or the failure of any event to occur that would preclude the satisfaction of any condition contained herein.

Section 4.3    Further Assurances.    Seller shall promptly execute and
deliver such instruments and take such actions as Buyer reasonably may request in order to effect the transactions contemplated by this Agreement and to satisfy each of the conditions set forth in Article 6 of this Agreement.

Section 4.4    Best Efforts of Seller to Obtain Consents.    Seller shall use
its best efforts to obtain promptly all consents and authorizations of third parties, to make all filings, and to give all notices to third parties which may be necessary and reasonably required in order to effect, or in connection with, the transactions contemplated by this Agreement.

Section 4.5    Non-Competition and Consulting Agreement.    Seller and all
shareholders of Seller shall enter into an agreement with the Buyer at closing, which agreement shall be substantially in the form of Exhibit E attached hereto and incorporated herein.


Purchase Agreement                Page 5 of 9

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                                     ARTICLE 5
                           Covenants of Buyer and Seller

Section 5.1    Best Efforts.    Buyer and Seller will use their best efforts
to perform or cause to be satisfied each covenant or condition to be performed or satisfied by them.

Section 5.2    Governmental and other Filings.    Seller and Buyer agree to
cooperate with each other in filing any necessary applications, reports or other documents with any Federal; or State authorities having jurisdiction with respect to the transactions contemplated by this Agreement and in seeking necessary consultation with and favorable action by any such agencies, authorities or bodies.

Section 5.3    Cooperation After Closing.    After the Closing Date, Buyer
and Seller shall whenever and as often as shall be reasonably required by the other, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all further instruments as may be necessary or expedient to consummate the transactions provided for in this Agreement.

                                      ARTICLE
                                 Conditions to Sale

Section 6.1    Conditions Precedent to Obligations of Buyer.    All
obligations of Buyer under this Agreement are, at the option of Buyer, subject to and shall be conditioned upon the satisfaction on or prior to the Closing Date, of each of the following additional conditions:

(a)    Representations, Warranties and Agreements of Seller.    Except for
changes contemplated by this Agreement and changes occurring in the ordinary course of business, the representations, warranties and agreements made by Seller herein shall be true in all material respects on an as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date. Seller and all shareholders of Seller shall have performed in all material respects the obligations, agreements and covenants undertaken by them herein to be performed at or prior to the Closing Date.

(b)    Consents to Assignments.    Buyer shall have received evidence,
satisfactory to buyer and its counsel, that any necessary consents to the assignments of the contracts agreements, leases, licenses and commitments contemplated hereunder have been obtained.

(c) Necessary Approvals: Regulatory Authorizations. All authorizations and approvals of any third parties, including Federal or State regulatory bodies and officials, necessary, in the reasonable opinion of Buyer, for the consummation of the transactions contemplated by this Agreement, and the continuation in all material respects of the business without interruption after the Closing Date in substantially the manner in which such business is now conducted, shall have been received and shall be in full force and


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effect.

(d)    Corporate Authorization.    All resolutions and actions necessary to
authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller shall have been duly and validly made and taken, and Seller shall have full power and right to consummate the transactions contemplated hereby.

(e)    Status and Condition of the Plant.    The Plant shall not have
suffered, prior to the closing, any loss or damage on account of fire, flood, accident or any other calamity to an extent that would materially interfere with the conduct of the Plant or materially impair its value as a going concern, regardless of whether any such loss or losses have been insured against.

(f)    Payment of Transfer Taxes.    The Seller shall have paid or made
provision for payment of all transfer taxes sales taxes or other similar taxes, which become due by reason of the transactions herein provided, if any.

Section 6.2    Conditions Precedent to Obligations of Seller.    All
obligations of Seller under this Agreement are subject to and shall be conditioned upon the satisfaction prior to the Closing Date, of each of the following conditions:

(a)    Representations, Warranties and Agreements of Buyer.    The
representations, warranties and agreements made by Buyer herein shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except as affected by transactions contemplated hereby. Buyer shall have performed in all material respects the obligations, agreements and covenants undertaken herein to be performed at or prior to the Closing Date.

(b)    Corporate Authorization.    All resolutions and actions necessary to
authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer shall have been duly and validly made and taken, and Buyer shall have full power and right to consummate the transactions contemplated hereby.

                                     ARTICLE 8
                                    Termination

Section 8.1    Termination by Mutual Consent.    At any time on or prior to
the Closing Date, this Agreement may be terminated by the mutual consent of Buyer and Seller without liability on the part of any party. In the event of the termination of this Agreement by mutual consent, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders.


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Section 8.2    Termination Upon Breach or Default.    At any time on or prior
to the Closing Date, if a material default shall be made by a party in the observance or in the due and timely performance of the covenants herein contained, or if there shall have been a material breach by a party of any of the representations and warranties set forty in this Agreement, Buyer or Seller, as the case may be, any terminate this Agreement without prejudice to its other rights and remedies, including such partys right to recover its expenses, costs, and other damages.

Section 8.3    Termination Based Upon Conditions.    If the conditions of
this Agreement to be complied with or performed by a party on or before the Closing Date shall not have been complied with and such noncompliance or nonperformance shall not have been waived, the party to whom the benefit of such condition runs may terminate this Agreement without prejudice to its other rights and remedies, including such partys right to recover its expenses, costs and other damages.

                                     ARTICLE 9
                                   Miscellaneous

Section 9.1    Amendment.    This agreement may be amended, modified or
supplemented in whole or in part only by an instrument in writing executed by both Buyer and Seller.

Section 9.2    Assignment.    The parties agree that neither this Agreement
nor any rights created hereby shall be assignable by any party.

Section 9.3    Counterparts.    This Agreement may be executed in any number
of counterparts, each of which shall be considered to be an original instrument.

Section 9.4    Expenses.    Seller and Buyer shall each bear the respective
expenses incurred by them in connection with the negotiation, execution and delivery of this Agreement and the consummation of he transactions contemplated hereby.

Section 9.5    Entire Agreement.    This Agreement contains the entire
agreement between Buyer and Seller with respect to the sale of the Purchased Assets and related transactions and supersedes all prior arrangements or understandings with respect thereto.

Section 9.6    Descriptive Headings.    The description headings are for
convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

Section 9.7    Notices.    All notices or other communications that are
required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:


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IF TO BUYER:   13139 Ramona Blvd. Suite #G
               Irwindale, CA 91706, USA

IF TO SELLER:  58 Hotspring Branch Road,
               Fuzhou, Fujian, China

Section 9.8    Specific Performance.    Seller acknowledges that the
Purchased Assets are unique and that if Seller fails to consummate the transactions contemplated by this Agreement, such failure will cause irreparable harm to Buyer for which there will be no adequate remedy at law. Buyer shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement of Seller, without just cause, refuses to consummate the transactions contemplated by this Agreement.

Section 9.9 Survival of Covenants, Representations, Warranties and Indemnifications.

All covenants, representations and warranties made by any party to this Agreement shall be deemed made for the purpose of inducing the other parties to enter into this Agreement. The representations, warranties and covenants contained in this Agreement shall, except as otherwise provided in this Agreement, survive the Closing indefinitely. The provisions of Article 7 of this Agreement shall survive the Closing indefinitely. The covenants, presentations and warranties of both Seller and Buyer are made only to and for the benefit of the other party to this Agreement and shall not create or vest rights in other persons.

Section 9.10    Controlling Law.    This Agreement shall be governed by and
construed pursuant to the laws of Nevada.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers on the date stated above.

BUYER: Pentagenic Pharmaceuticals, Inc.


BY:
    ---------------------------
Name: Dejian Liu
Title:  Vice President



SELLER: Fuzhou 851 Marketing Company, Inc.


BY:
    ---------------------------
Name: Ling Zhou
Title:  President


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